United Security Bancshares - Fourth Quarter Profits: $1.5 Million

FRESNO, Calif., Feb. 7, 2013 /PRNewswire/ -- United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $1.5 million or $0.10 per basic and diluted common share for the quarter ended December 31, 2012 and $6.1 million or $.43 per basic and diluted common share for the year ended December 31, 2012, as compared to a net loss of $3.4 million or ($0.24) per basic and diluted common shares for the quarter ended December 31, 2011 and a net loss of $10.8 million or ($.76) per basic and diluted shares for the year ended December 31, 2011.

Annualized return on average equity (ROAE) for the quarter ended December 31, 2012 was 8.56%, compared to (24.52%) for the same period in 2011, and was 9.20% for the year ended December 31, 2012 compared to (15.86)% for the year ended December 31, 2011. Annualized return on average assets (ROAA) was 0.93% for the quarter ended December 31, 2012 compared to (2.09%) for the same three-month period in 2011, and was 0.97% for the year ended December 31, 2012 compared to (1.64%) for the year ended December 31, 2011.

The Board of Directors of United Security Bancshares declared a fourthquarter 2012 stock dividend of one percent (1%) on December 18, 2012. The stock dividend was payable to shareholders of record on January 11, 2013, and the shares will be issued on January 23, 2013.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, "The year was very positive for the Company with reductions in problem assets and OREO, a stronger allowance for loan losses at year-end as a percentage of impaired loans, and consolidated net income of nearly $6.1 million for the year. We continue to see positive trends in the local economy and look forward to continued improvement in the coming year." Shareholders' equity at December 31, 2012 was $69.4 million, up $7.3 million from shareholders' equity of $62.2 million at December 31, 2011.

Net interest income before provision for credit losses for the quarter ended December 31, 2012 totaled $5.4 million and $23.1 million for the year ended December 31, 2012, down $808,000 from $6.2 million reported for the quarter ended December 31, 2011 and down $1.9 million from the $25.0 million reported for the year ended December 31, 2011, respectively. The net interest margin was 4.03% for the quarter ended December 31, 2012, and 4.40% for the year ended December 31, 2012, as compared to 4.41% for the quarter ended December 31, 2011 and 4.49% for the year ended December 31, 2011.

Noninterest income for the quarter ended December 31, 2012 totaled $411,000, reflecting a decrease of $874,000 from the $1.3 million in noninterest income reported for the quarter ended December 31, 2011. Noninterest income for the year ended December 31, 2012 totaled $6.1 million, reflecting a decrease of $771,000 from $6.9 million in noninterest income reported for the year ended December 31, 2011. Customer service fees continue to provide the majority of the Company's noninterest income from operations, totaling $883,000 for the quarter ended December 31, 2012, as compared to $923,000 for the quarter ended December 31, 2011, and $3.6 million for the years ended December 31, 2012 and 2011. Changes in noninterest income on a quarter-to-quarter comparative basis between the fourth quarters of 2012 and 2011 are largely the result of a decrease of $575,000 in gains recognized on the fair value of financial liabilities. On a twelve month comparative basis, the change in noninterest income of $(771,000) includes an increase of $1.8 million on gains realized on the sale of investments and an increase of $509,000 on gains realized on the sale of other real estate owned, offset by a decrease of $2.6 million in gains recognized on the fair value of financial liabilities. The gain on sale of investments of $1.8 million for the year ended December 31, 2012 is included in other non interest income.

Noninterest expense totaled $5.5 million for the quarter ended December 31, 2012, down $2.8 million from the $8.3 million reported for the quarter ended December 31, 2011. For the year ended December 31, 2012, noninterest expense totaled $20.6 million, down $10.2 million from the $30.8 million for the year ended December 31, 2011. Between the fourth quarters of 2012 and 2011, the company experienced significant decreases in impairment losses and other related expenses on other real estate owned, impairment losses on investment securities, and regulatory insurance assessments. On a year-to-year comparative basis, additional decreases in the above listed areas as well as decreases in impairment losses on goodwill, and professional fees contributed to the overall decrease.

Net income of $1.5 million realized during the fourth quarter of 2012 included a tax expense reduction of $1.0 million related to the Company's valuation allowance on deferred tax assets. The adjustment reduced the allowance for deferred tax assets from $3.7 million at December 31, 2011 to $2.7 million at December, and was the result of an increase in the anticipated utilization of deferred taxes in future periods.

The Company had a provision for loan loss reserve of $9,000 for the quarter ended December 31, 2012 and $1.0 million for the year ended December 31, 2012, compared to $1.1 million for the quarter ended December 31, 2011 and $13.6 million for the year ended December 31, 2011. Net loan recoveries totaled $615,000 for the quarter ended December 31, 2012, while net loan charge-offs totaled $2.9 million for the year ended December 31, 2012 as compared to net loan charge-offs of $1.4 million for the quarter ended December 31, 2011, and $16.5 million for the year ended December 31, 2011. With continued weakness in the economy and real estate markets within our service area, we have maintained an adequate allowance for loan losses, which totaled 2.95% of total loans at December 31, 2012 compared to 3.34% at December 31, 2011. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses December 31, 2012 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past days and still accruing interest, decreased approximately $10.8 million between December 31, 2011 and December 31, 2012. Additionally, nonperforming assets as a percentage of total assets decreased from 9.88% at December 31, 2011 to 8.25% at December 31, 2012. Nonaccrual loans decreased $4.7 million between December 31, 2011 and December 31, 2012, while OREO, decreased $3.2 million during the same period. Impaired loans totaled $21.9 million at December 31, 2012, down $10.0 million from the balance of $31.9 million at December 31, 2011.

United Security Bancshares is a $640+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the section of Management's Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets
(dollars in thousands)
	December 31,	December 31,
	2012	2011
Assets
Cash and noninterest-bearing deposits in other banks	$27,481	$28,052
Cash and due from Federal Reserve Bank	114,146	96,132
Federal funds sold	0	0
Cash and cash equivalents	141,627	124,184
Interest-bearing deposits in other banks	1,507	2,187
Investment securities (AFS at market value)	31,844	38,458
Loans and leases, net of unearned fees	400,033	408,146
Less: Allowance for credit losses	(11,784)	(13,648)
Net loans	388,249	394,498
Premises and equipment - net	12,262	12,675
Bank owned life insurance	16,681	16,150
Intangible assets	4,737	5,041
Other real estate owned	23,932	27,091
Deferred Income Taxes	9,724	11,485
Other assets	18,314	19,563
Total assets	$648,877	$651,332
Deposits:
Noninterest bearing demand and NOW	$270,094	$224,907
Money market and savings	193,808	206,036
Time	99,385	143,484
Total deposits	563,287	574,427
Borrowed funds	0	0
Other liabilities	6,081	5,705
Junior subordinated debentures (at fair value)	10,068	9,027
Total liabilities	579,436	589,159
Shareholders' equity:
Common shares outstanding:
14,217,303 at December 31, 2012	43,173	41,435
Retained earnings	26,179	21,447
Accumulated other comprehensive loss	89	(709)
Total shareholders' equity	69,441	62,173
Total liabilities and shareholders' equity	$648,877	$651,332

United Security Bancshares
(dollars in 000s, except per share amounts)
	Three Months Ended	Three Months Ended	Twelve months ended	Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$5,507	$6,338	$23,184	$25,573
Interest on investment securities	347	497	1,720	2,141
Interest on deposits in FRB	67	50	224	187
Interest on deposits in other banks	1	10	23	39
Total interest income	5,922	6,895	25,151	27,940
Interest expense:
Interest on deposits	435	569	1,791	2,620
Interest on other borrowed funds	63	94	270	344
Total interest expense	498	663	2,061	2,964
Net interest income before provision for credit losses	5,424	6,232	23,090	24,976
Provision for credit losses	9	1,105	1,019	13,602
Net interest income	5,415	5,127	22,071	11,374
Noninterest income:
Customer service fees	883	923	3,583	3,640
Increase in cash surrender value of
bank owned life insurance	137	141	564	565
(Loss) gain on sale of other real estate owned	(108)	(102)	278	(231)
(Loss) gain on Fair Value Option of Financial Assets	(490)	85	(774)	1,863
Other noninterest income	(11)	238	2,455	1,040
Total noninterest income	411	1,285	6,106	6,877
Noninterest expense:
Salaries and employee benefits	2,406	2,305	9,082	9,109
Occupancy expense	940	821	3,548	3,487
Professional fees	615	294	1,707	2,355
Regulatory insurance assessments	351	728	1,409	2,082
Impairment losses and other expenses on OREO	588	2,618	1,212	7,359
Impairment losses on goodwill and intangible assets	0	0	0	1,525
Impairment losses on investment securities	0	604	284	912
Other noninterest expense	604	968	3,333	3,949
Total noninterest expense	5,504	8,338	20,575	30,778
Income before income tax provision	322	(1,926)	7,602	(12,527)
Provision (benefit) for income taxes	(1,157)	1,433	1,533	(1,715)
Net Income	$1,479	($3,359)	$6,069	($10,812)

United Security Bancshares
Selected Financial Data (Quarters Unaudited)
(dollars in 000s, except per share amounts)
	Three Months Ended	Three Months Ended	Twelve months Ended	Twelve months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Basic earnings per share	$0.10	($0.24)	$0.43	($0.76)
Diluted earnings per share	$0.10	($0.24)	$0.43	($0.76)
Weighted average basic shares for EPS	14,217,303	14,217,303	14,217,303	14,217,303
Weighted average diluted shares for EPS	14,217,303	14,217,303	14,217,303	14,217,303

Annualized return on:
Average assets	0.93%	-2.09%	0.97%	-1.64%
Average equity	8.56%	-24.52%	9.20%	-15.86%
Yield on interest-earning assets	4.40%	4.90%	4.79%	5.02%
Cost of interest-bearing liabilities	0.56%	0.69%	0.60%	0.73%
Net interest margin	4.03%	4.41%	4.40%	4.49%
Annualized net charge-offs to average loans	-0.64%	1.37%	0.74%	3.88%

	December 31,	December 31,
	2012	2011
Shares outstanding - period end	14,217,303	13,531,832
Book value per share	$4.88	$4.59
Tangible book value per share	$4.55	$4.22
Efficiency ratio	70.47%	96.63%
Total nonperforming assets	$53,520	$64,333
Nonperforming assets to total assets	8.25%	9.88%
Total Impaired loans	$21,931	$31,882
Total nonaccrual loans	$13,425	$18,098
Allowance for loan losses to total loans	2.95%	3.34%

CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928